Exhibit 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following table presents quarterly financial data for each of the eight quarters in the two-year period ended December 31, 2002. The information for each of these quarters is unaudited, but has been prepared on the same basis as the audited financial statements appearing elsewhere in this report.

	THREE MONTHS ENDED
	MARCH 31, 2001	JUNE 30, 2001	SEPT. 30, 2001	DEC. 31, 2001	MARCH 31, 2002	JUNE 30, 2002	SEPT. 30, 2002	DEC. 31, 2002
	(IN THOUSANDS, EXCEPT PER SHARE DATA)
Total net revenues	$15,811	$13,631	$14,079	$14,246	$15,015	$14,553	$13,496	$11,682
Gross profit	10,909	8,900	10,345	10,554	11,468	10,442	10,006	8,405
Net loss	(1,289)	(7,405)	(8,062)	(4,451)	(1,810)	(2,935)	(4,169)	(18,379)
Net loss per share	(0.04)	(0.22)	(0.23)	(0.12)	(0.05)	(0.07)	(0.10)	(0.46)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of I-many, Inc.:

We have audited the accompanying consolidated balance sheet of I-many, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2002, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the 2002 financial statements based on our audit. The financial statements as of December 31, 2001 and for each of the years in the two-year period then ended, before the inclusion of the disclosures and the reclassifications discussed in Notes 1 and 8 to the financial statements, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 24, 2002 (except for the matters discussed in Note 13, as to which the dates were February 20, 2002 and March 12, 2002).

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements present fairly, in all material respects, the financial position of I-many, Inc. and subsidiaries at December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed above, the financial statements of the Company as of December 31, 2001, and for the two years in the period then ended, were audited by other auditors who have ceased operations. As described in Note 1, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 1 with respect to 2001 and 2000 included (1) comparing the previously reported net loss to the previously issued financial statements and the adjustments to reported net loss representing amortization expense (including any related tax effects) recognized in those periods related to goodwill as a result of initially applying SFAS No. 142 (including any related tax effects) to the Company’s underlying analysis obtained from management, and (2) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss and the related loss-per-share amounts. In our opinion, the disclosures for 2001 and 2000 in Note 1 are appropriate.

As further described in Note 1, the financial statements of the Company for the years ended December 31, 2001 and 2000 have been reclassified to give effect to Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred”, which was adopted by the Company on January 1, 2002. We audited the reclassifications described in Note 1 that were applied to conform the 2001 and 2000 financial statements to the comparative presentation required by EITF Issue No. 01-14. Our audit procedures with respect to the 2001 and 2000 disclosures in Note 1 included (i) comparing the amounts shown as service revenues and cost of revenues in the Company’s consolidated statements of operations to the Company’s underlying accounting analysis obtained from management, and (2) on a test basis, comparing the amounts comprising the service revenues and cost of revenues obtained from management to independent supporting documentation, and (3) testing the mathematical accuracy of the underlying analysis. In our opinion, such reclassifications have been properly applied.

As described in Note 8, the Company realigned its segments for financial reporting purposes in 2003. As a result, the Company has reclassified its previously reported segments to conform to the realignment. Out audit procedures with respect to the 2001 and 2002 segment disclosures in Note 8 included (1) comparing the reclassified segment amounts to the Company’s underlying accounting analysis obtained from management, and (2) testing the mathematical accuracy of the underlying analysis. In our opinion, such reclassifications to the 2001 and 2002 financial statements have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to the audit procedures described in each of the two proceeding paragraphs and our procedures with respect to the reclassifications described in this paragraph and, accordingly, we do not express any opinion or any form of assurance on the 2001 and 2000 financial statements taken as a whole.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 13, 2003

(Except for Note 8,

as to which the date

is September 9, 2003.)

REPORT OF PREDECESSOR INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

I-many, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of I-many, Inc. and subsidiaries (a Delaware corporation) as of December 31, 2000 and 2001 and the related consolidated statements of operations, redeemable preferred stock and stockholders’ equity and cash flows for the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of I-many, Inc. and subsidiaries as of December 31, 2000 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/    ARTHUR ANDERSEN LLP

Boston, Massachusetts

January 24, 2002

(except for the matters discussed in Note 13, as to which

the dates are February 20, 2002 and March 12, 2002)

NOTE:

This report is a copy of the report previously issued by Arthur Andersen LLP as of and for the periods indicated above. Arthur Andersen LLP has not reissued this report. The consolidated balance sheet as of December 31, 2000 and the consolidated statements of operations, redeemable preferred stock and stockholders’ equity and cash flows for the year ended December 31, 1999 referred to in the above report are not included in these consolidated financial statements.

I-MANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share-related information)

	December 31,
	2001	2002
ASSETS
Current assets:
Cash and cash equivalents	$36,015	$35,979
Restricted cash	—	772
Accounts receivable, net of allowances of $831 and $1,391, respectively	13,412	12,557
Prepaid expenses and other current assets	692	1,052

Total current assets	50,119	50,360
Property and equipment, net	4,709	3,438
Restricted cash	—	348
Other assets	1,496	292
Goodwill, net	21,702	23,298
Acquired intangible assets, net	13,112	6,828

Total assets	$91,138	$84,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,207	$1,413
Accrued expenses	6,999	8,502
Deferred revenue	6,373	7,550
Current portion of capital lease obligations	83	433

Total current liabilities	15,662	17,898
Capital lease obligations, net of current portion	105	375
Deferred rent	115	75

Total liabilities	15,882	18,348

Commitments and contingencies (Note 7)
Series A redeemable convertible preferred stock, $.01 par value
Authorized—1,700 shares
Issued and outstanding—none	—	—
Stockholders’ equity:
Preferred stock, $.01 par value
Authorized—5,000,000 shares; designated 1,700 shares
Issued and outstanding—none	—	—
Common stock, $.0001 par value
Authorized—100,000,000 shares
Issued and outstanding—37,200,988 and 40,277,045 shares in 2001 and 2002, respectively	4	4
Additional paid-in capital	125,224	144,421
Deferred stock-based compensation	(94)	(47)
Stock subscription payable	1,168	142
Accumulated other comprehensive (loss) income	(5)	30
Accumulated deficit	(51,041)	(78,334)

Total stockholders’ equity	75,256	66,216

Total liabilities and stockholders’ equity	$91,138	$84,564

See notes to consolidated financial statements

I-MANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per-share amounts)

	Year ended December 31,
	2000	2001	2002
Net Revenues:
Product	$15,608	$30,011	$30,811
Service	22,722	27,756	23,935

Total net revenues	38,330	57,767	54,746
Cost of revenues	17,774	17,059	14,425

Gross profit	20,556	40,708	40,321

Operating expenses:
Sales and marketing	21,610	20,952	21,275
Research and development	12,836	14,837	17,217
General and administrative	4,943	8,340	6,837
Depreciation	4,051	3,981	2,408
Amortization of goodwill and other acquired intangible assets	335	6,800	5,043
In-process research and development	2,400	3,700	1,000
Impairment of goodwill and acquired intangible assets	—	895	13,305
Restructuring and other charges	—	3,858	780

Total operating expenses	46,175	63,363	67,865

Loss from operations	(25,619)	(22,655)	(27,544)
Other income, net	1,444	1,448	251

Net loss	(24,175)	(21,207)	(27,293)
Accretion of dividends on redeemable convertible preferred stock	544	—	—

Net loss applicable to common stockholders	$(24,719)	$(21,207)	$(27,293)

Basic and diluted net loss per common share	$(1.12)	$(0.60)	$(0.69)

Weighted average shares outstanding	22,048	35,056	39,751

See notes to consolidated financial statements

I-MANY, INC

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

			Convertible Preferred Stock				Common Stock		Additional Paid-In Capital	Deferred Stock-based Compensation	Stock Subscription Payable	Accumulated Other Compre- hensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Redeemable Convertible Preferred Stock		Series A		Series B
	Shares	Redemption Value	Shares	$.01 Par Value	Shares	$.01 Par Value	Shares	$.0001 Par Value
Balance, January 1, 2000	1,244,325	$12,492	2,023,550	$20	400,000	$4	12,283,885	$1	$5,522	$(235)	$—	$—	$(5,115)	$197

Exercise of stock options	—	—	—	—	—	—	1,821,192	—	455	—	—	—	—	455
Accretion of dividends on Series C redeemable preferred stock	—	544	—	—	—	—	—	—	—	—	—	—	(544)	(544)
Initial public offering of common stock, net of issuance costs of $1,482	—	—	—	—	—	—	7,500,000	1	61,292	—	—	—	—	61,293
Conversion of preferred stock to common stock	(1,244,325)	(13,036)	(2,023,550)	(20)	(400,000)	(4)	9,169,688	1	13,059	—	—	—	—	13,036
Exercise of underwriters’ overallotment	—	—	—	—	—	—	1,125,000	—	9,416	—	—	—	—	9,416
Issuance of common stock pursuant to ChiCor acquisition	—	—	—	—	—	—	251,601	—	4,944	—	—	—	—	4,944
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	—	—	81	—	—	—	81
Value of warrants issued for services	—	—	—	—	—	—	—	—	3,868	—	—	—	—	3,868
Issuance of common stock related to employee stock purchase plan	—	—	—	—	—	—	4,254	—	41	—	—	—	—	41
Exercise of warrants to purchase common stock	—	—	—	—	—	—	785,147	—	149	—	—	—	—	149
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(24,175)	(24,175)

Balance, December 31, 2000	—	—	—	—	—	—	32,940,767	3	98,746	(154)	—	—	(29,834)	68,761

Exercise of stock options	—	—	—	—	—	—	1,206,992	—	3,077	—	—	—	—	3,077
Issuance of common stock pursuant to acquisitions	—	—	—	—	—	—	2,888,882	1	21,371	—	358	—	—	21,730
Issuance of common stock pursuant to asset acquistion	—	—	—	—	—	—	137,363	—	1,010	—	—	—	—	1,010
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	—	—	60	—	—	—	60
Value of stock-based compensation	—	—	—	—	—	—	—	—	24	—	810	—	—	834
Value of warrants issued for services	—	—	—	—	—	—	—	—	800	—	—	—	—	800
Issuance of common stock pursuant to Employee Stock Purchase Plan	—	—	—	—	—	—	21,886	—	196	—	—	—	—	196
Exercise of warrants to purchase common stock	—	—	—	—	—	—	5,098	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(5)	—	(5)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(21,207)	(21,207)

Balance, December 31, 2001	—	—	—	—	—	—	37,200,988	4	125,224	(94)	1,168	(5)	(51,041)	75,256

Exercise of stock options	—	—	—	—	—	—	483,868	—	1,652	—	—	—	—	1,652

Issuance of common stock pursuant to Net Return and Menerva acquisitions	—	—	—	—	—	—	1,411,208	—	8,712	—	—	—	—	8,712
Issuance of additional common stock pursuant to ChiCor, Intersoft and BCL acquisitions	—	—	—	—	—	—	32,188	—	452	—	(358)	—	—	94
Private placement sale of common stock, net of issuance costs of $589	—	—	—	—	—	—	1,100,413	—	7,410	—	—	—	—	7,410
Issuance of redeemable convertible preferred stock	1,700	17,000	—	—	—	—	—	—	—	—	—	—	—	—
Redemption of redeemable convertible preferred stock	(1,700)	(17,000)	—	—	—	—	—	—	—	—	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	—	—	47	—	—	—	47
Value of stock-based compensation	—	—	—	—	—	—	100,000	—	810	—	(668)	—	—	142
Rescission of stock grant	—	—	—	—	—	—	(100,000)	—	—	—	—	—	—	—
Value of warrant issued for services	—	—	—	—	—	—	—	—	20	—	—	—	—	20
Issuance of common stock pursuant to Employee Stock Purchase Plan	—	—	—	—	—	—	48,380	—	141	—	—	—	—	141
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	35	—	35
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(27,293)	(27,293)

Balance, December 31, 2002	—	$—	—	$—	—	$—	40,277,045	$4	$144,421	$(47)	$142	$30	$(78,334)	$66,216

See notes to consolidated financial statements

I-MANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2000	2001	2002
Cash Flows from Operating Activities:
Net loss	$(24,175)	$(21,207)	$(27,293)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,302	10,706	7,404
In-process research and development	2,400	3,700	1,000
Restructuring and other charges	—	2,385	780
Impairment of goodwill and acquired intangible assets	—	895	13,305
Amortization of deferred stock-based compensation	81	60	47
Provision for bad debts charged to expenses	50	—	970
Noncash marketing expense related to issuance of warrant	2,620	800	20
Noncash interest expense related to issuance of warrant	48	—	—
Stock compensation expense	—	834	142
Changes in current assets and liabilities, net of acquisitions:
Accounts receivable	(5,684)	2,076	(80)
Prepaid expense and other current assets	392	(56)	(337)
Accounts payable	260	(1,554)	(794)
Accrued expenses	(524)	870	(1,086)
Deferred revenue	24	(2,670)	1,091
Deferred rent	—	115	(40)

Net cash used in operating activities	(20,206)	(3,046)	(4,871)

Cash Flows from Investing Activities:
Purchases of property and equipment, net	(8,379)	(1,822)	(933)
Purchase of technology	—	(758)	(7)
Cash paid to acquire Chi-Cor Information Management, Inc.	(6,155)	(2,690)	—
Cash paid to acquire Vintage, Inc.	—	(731)	—
Cash paid to acquire Intersoft International, Inc.	—	(591)	—
Cash paid to acquire BCL Vision Ltd.	—	(4,539)	—
Cash paid to acquire Provato, Inc.	—	(3,382)	—
Cash paid to acquire NetReturn, LLC	—	—	(634)
Cash paid to acquire Menerva Technologies, Inc.	—	—	(2,755)
Increase in restricted cash	—	—	(1,120)
(Increase) decrease in other assets	(1,026)	(261)	461

Net cash used in investing activities	(15,560)	(14,774)	(4,988)

Cash Flows from Financing Activities:
Net proceeds from initial public offering and over-allotment exercise	70,708	—	—
Net proceeds from private placement sale of common stock	—	—	7,410
Proceeds from exercise of common stock warrants	149	—	—
Proceeds from capital lease financing	—	—	737
Payments on capital lease obligations	(41)	(77)	(117)
Proceeds from exercise of stock options	455	3,077	1,652
Proceeds from Employee Stock Purchase Plan	41	196	141
Bank overdraft	(229)	—	—

Net cash provided by financing activities	71,083	3,196	9,823

Net Increase (decrease) in cash and cash equivalents	35,317	(14,624)	(36)
Cash and cash equivalents, beginning of year	15,322	50,639	36,015

Cash and cash equivalents, end of year	$50,639	$36,015	$35,979

I-MANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(continued)

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$50	$43	$34

Income tax refund received	$253	$—	$—

Supplemental Disclosure of Noncash Activities:
Conversion of preferred stock to common stock	$13,060	$—	$—

Accretion of dividends on Series C preferred stock	$544	$—	$—

Issuance of common stock pursuant to cashless exercise of warrants	$7,875	$100	$—

Issuance of warrants to purchase common stock	$3,868	$800	$20

Non-cash revenue reduction related to issuance of warrant	$1,200	$—	$—

Property and equipment acquired under capital leases	$173	$—	$—

Issuance of redeemable convertible preferred stock	$—	$—	$17,000

Redemption of redeemable convertible preferred stock	$—	$—	$17,000

Adjustments to acquisitions’ purchase price allocation	$—	$—	$1,847

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Operations and Significant Accounting Policies

I-many, Inc. (the “Company”, formerly SCC Technologies, Inc.) provides software solutions and related professional services that allow customers to manage complex contract-based or trade agreement-based business-to-business relationships. Historically, the Company’s primary customer base has included parties involved in the sale and distribution of pharmaceutical and other healthcare products, including manufacturers, purchasers, groups of purchasers and distributors. The Company has since expanded the market reach of its product offerings, with customers in the consumer products, foodservice, disposables, consumer durables, industrial products, chemicals, apparel, telecommunications and other industries.

(a) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Major assets and liabilities that are subject to estimates include allowance for bad debts, goodwill and other acquired intangible assets, deferred tax assets and certain accrued expenses.

(c) Revenue Recognition

The Company recognizes revenue in accordance with Statement of Position (SOP) No. 97-2, “Software Revenue Recognition” as amended by SOP 98-9, “Software Revenue Recognition, With Respect To Certain Arrangements.” Software license fees are recognized upon execution of a signed license agreement and delivery of the software to customers, provided there are no significant post-delivery obligations, the payment is fixed or determinable and collection is probable. In cases where significant post-delivery obligations exist, such as customization or enhancements to the core software, license fees are recognized on a percentage-of-completion basis. If an acceptance period is required, revenues are deferred until customer acceptance. In multiple-element arrangements, the total fee is allocated to the undelivered professional services, training and maintenance and support services based on the fair value of those elements, which is defined as the price charged when those elements are sold separately. The residual amount is then allocated to the software license fee.

Service revenues include professional services, training, maintenance and support services and out-of-pocket reimbursable expenses (See “Recent Accounting Pronouncements”). Professional service revenues are recognized as the services are performed. If conditions for acceptance exist, professional service revenues are recognized upon customer acceptance. For fixed fee professional service contracts, anticipated losses are provided for in the period in which the loss is probable and can be reasonably estimated. Training revenues are recognized as the services are provided. Included in training revenues are registration fees received from participants in our off-site user training conferences. Maintenance and customer support fees are recognized ratably over the term of the maintenance contract, which is generally twelve months. When maintenance and support is included in the total license fee, a portion of the total fee is allocated to maintenance and support based upon the price paid by the customer when sold separately, generally as renewals in the second year.

Payments received from customers at the inception of a maintenance period are treated as deferred service revenues and recognized ratably over the maintenance period. Payments received from customers in advance of product shipment or revenue recognition are treated as deferred revenues and recognized when the product is shipped to the customer or when otherwise earned. Substantially all of the amounts included in cost of revenues represent direct costs related to the delivery of professional services, training and maintenance and customer support.

(d) Goodwill

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires all business combinations be accounted for using the purchase method. Under SFAS No. 142, goodwill and certain intangible assets with indefinite useful lives will no longer be amortized. Instead, these assets will be reviewed for impairment on an annual basis, and the Company has selected March 31 as its annual testing date. The Company completed its transitional tests required by the standard, at which time no impairment was evident.

Goodwill is tested for impairment using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets), with the excess purchase price over the amounts assigned to assets and liabilities representing the implied fair value of goodwill. Goodwill is tested for impairment at least annually, or on an interim basis if an event occurs or circumstances change that would likely reduce the fair value of a reporting unit below its carrying value.

In the quarter ended December 31, 2002, the Company recorded a $7.3 million impairment charge representing a full write-down of the carrying value of goodwill related to its Intersoft and Provato acquisitions (see Note 10). There were no other goodwill impairment charges recorded in the year ended December 31, 2002.

As of December 31, 2002, the net carrying value of the Company’s goodwill totaled $23.3 million. Goodwill generated during 2002 as a result of business combinations aggregated $8.9 million. No amortization expense was recorded for the year ended December 31, 2002 as a result of the Company’s adoption of SFAS No. 142. Amortization of goodwill for the years ended December 31, 2001 and 2000 amounted to $4.4 million and $216,000, respectively. The following information summarizes the effect of excluding goodwill amortization expense retroactive to January 1, 2000. This information is presented in thousands of dollars, except per share data:

	Year ended December 31, 2000	Year ended December 31, 2001
Net loss as reported	$(24,175)	$(21,207)
Add back goodwill amortization	216	4,412

Adjusted net loss	$(23,959)	$(16,795)

Adjusted net loss per share	$(1.09)	$(0.48)

(e) Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities with maturities of 90 days or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value, and primarily consist of money market funds and overnight investments that are readily convertible to cash. Restricted cash comprises amounts held in deposits that are required as collateral under a capital lease financing arrangement and a deferred payment plan for Directors and Officers insurance.

(f) Property and Equipment, Net

Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are indicated in the table below. Repair and maintenance costs are expensed as incurred.

Description	Estimated Useful Lives
Computer software	3 years
Computer hardware	3 years
Furniture and equipment	5 - 7 years
Leasehold improvements	5 years	*
Developed technology	4 years
Assembled workforce	2 years

*	Leasehold improvements are amortized over the asset’s estimated useful life or lease term, whichever is less.

(g) Long-Lived Assets

The Company assesses the realizability of long-lived assets, including intangible assets with a defined useful life, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Long-lived assets are reviewed for impairment on an annual basis, or on an interim basis if an event or circumstance occurs between annual tests indicating that the assets might be impaired. The impairment test consists of comparing the asset’s carrying amount to the related undiscounted future cash flows. If the fair value is less than the carrying amount, an impairment loss is recognized in an amount equal to that difference. As a result of its review, the Company recorded asset impairment charges related to acquired intangible assets of $6.0 million for the year ended December 31, 2002. Also, the Company wrote off the $780,000 net carrying value of its investment in Tibersoft Corporation in the quarter ended September 30, 2002. For the year ended December 31, 2001, the Company recorded asset impairment charges of $3.3 million. (See Notes 10 and 11.)

(h) Research and Development Costs

Research and development costs are charged to operations as incurred. SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed,” requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been material. As such, all software development costs incurred to date have been expensed as incurred.

(i) Computer Software Developed or Obtained for Internal Use

The Company accounts for internal-use software, in accordance with SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” In accordance with SOP 98-1, costs incurred during the preliminary project stage and costs incurred for data conversion, training and maintenance are expensed as incurred. Once the preliminary project stage is completed, external direct costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the asset.

The Company incurred significant expenditures related to the design and development of an Internet website that were accounted for under SOP 98-1. For the year ended December 31, 2000, the Company incurred approximately $8.0 million of internal-use software development costs related to the website, of which $6.7 million was capitalized primarily related to costs incurred with a third party; the remainder was charged to research and development expense. The Company began amortizing capitalized website development costs in February 2000, upon launch of the website, over its estimated useful life of two years. During 2001, the Company wrote off the remaining unamortized capitalized website development costs of $2.4 million as part of the restructuring and other charges (see Note 11).

(j) Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist of cash equivalents and accounts receivable. The Company believes the concentration of credit risk with respect to cash equivalents is limited because the Company places its investments in highly-rated financial institutions. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

None of the Company’s customers had accounts receivable balances, including unbilled receivables, which individually represented 10% or more of the Company’s total accounts receivable as of December 31, 2002 or 2001.

The Company is currently engaged in discussions with one of its customers regarding payment of a receivable. The customer has alleged that the Company did not adequately perform the requested services and has refused further payment. In addition, the customer is seeking return of the amounts paid by it to date, totaling approximately $1.4 million. The Company has made no reserve for this revenue paid by the customer. The Company believes that it is entitled to all payments due to it under the contract with the customer and intends to pursue payment aggressively.

The Company had one customer whose revenues represented a significant percentage of total net revenues, as follows:

	December 31,
	2000	2001	2002
Customer A	29%	12%	*

*	Less than 10% of the Company’s total.

(k) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including its cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and capital lease obligations approximate their fair value due to the short-term nature of these instruments.

(l) Net Income (Loss) per Share

In accordance with SFAS No. 128, “Earnings per Share,” basic and diluted net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average basic and diluted number of shares of common stock outstanding during the period. The calculation of basic weighted average shares outstanding excludes unvested restricted common stock that is subject to repurchase by the Company. For periods in which a net loss has been incurred, the calculation of diluted net loss per share excludes potential common stock, as their effect is antidilutive. Potential common stock includes (i) incremental shares of common stock issuable upon the exercise of outstanding stock options and warrants calculated using the treasury stock method; (ii) shares of common stock issuable upon the exchange or conversion of preferred stock and convertible debt calculated using the as-if-converted method; and (iii) unvested restricted common stock subject to repurchase by the Company.

Since the Company has incurred a net loss in all years presented, the calculation of diluted net income (loss) per share excludes the following potential shares of common stock as their effect on net loss per share is anti-dilutive:

	Year Ended December 31,
	2000	2001	2002
Unvested restricted common stock	71,145	0	0
Redeemable convertible preferred stock	4,885,489	0	0
Stock options	3,250,329	2,795,786	1,579,258
Stock warrants	103,287	11,527	3,350

	8,310,250	2,807,313	1,582,608

(m) Recent Accounting Pronouncements

Effective in January 2002, in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred,” the Company accounts for reimbursements of out-of-pocket expenses related to its professional services business as revenue. In prior years, the reimbursements had been reflected as a reduction of cost of revenues in the Company’s financial statements. For comparative purposes, the Company has reclassified out-of-pocket reimbursement amounts as revenue in its 2000 and 2001 financial statements, as follows:

	Year ended December 31, 2000	Year ended December 31, 2001
	(Amounts in thousands)
Service revenues as previously reported	$20,859	$26,060
Out-of-pocket reimbursable expenses	1,863	1,696

Service revenues as reclassified	$22,722	$27,756

Cost of revenues as previously reported	$15,911	$15,363
Out-of-pocket reimbursable expenses	1,863	1,696

Cost of revenues as reclassified	$17,774	$17,059

In November 2001, the EITF reached consensus on EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products.” EITF No. 01-9 requires that consideration given by a vendor to a customer or a reseller of the vendor’s products be classified in the vendor’s financial statements as a reduction of revenue in certain circumstances. To the extent that consideration earned by a customer or reseller during a reporting period exceeds revenue earned by the Company from the customer or reseller, such excess is reported as sales and marketing expense.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146, which is effective for exit or disposal activities that are initiated after December 31, 2002, requires these costs to be recognized when the liability is incurred. Previously, these costs were recognizable at the date of an entity’s commitment to an exit plan, which was not necessarily concurrent with the date the liability was incurred. In February 2003, the Company made the decision to close its Chicago office as part of its efforts to reduce operating expenses and consolidate its operations. Pursuant to its adoption of SFAS No. 146, the Company will determine the fair value of the remaining liability (net of estimated sublease rentals) on its Chicago office lease at the cease-use date, which is projected to occur in March 2003. The Company expects to incur an initial charge of approximately $1.3 million during the first quarter of 2003 related to the Chicago office closing (see Note 12).

(n) Comprehensive Income (Loss)

For the years ended December 31, 2002 and 2001, the Company’s comprehensive net loss is comprised of currency translation adjustments of a $35,000 gain and a $5,000 loss, respectively, and the reported net losses. For the year ended December 31, 2000, the Company had no material items of other comprehensive income (loss); therefore, comprehensive loss for that period consisted of the reported net loss.

(o) Income Taxes

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, a deferred tax asset or liability is recorded for differences in the basis of assets and liabilities for book and tax purposes and loss carry forwards based on enacted rates expected to be in effect when these items reverse. Valuation allowances are provided to the extent it is more likely than not that all or a portion of the deferred tax assets will not be realized.

(p) Stock Options

At December 31, 2002, the Company had three stock-based employee compensation plans, which are described more fully in Note 5. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	Year ended December 31,
	2000	2001	2002
	(Amounts in thousands)
Net loss, as reported	$(24,175)	$(21,207)	$(27,293)
Deduct: Total stock-based employee compensation determined under fair value based method for all awards, net of related tax effects	(1,663)	(6,369)	(8,354)

Pro forma net loss	$(25,838)	$(27,576)	$(35,647)

Basic and diluted loss per share:
As reported	$(1.12)	$(0.60)	$(0.69)

Pro forma	$(1.20)	$(0.79)	$(0.90)

The Company’s calculations of the fair value of stock options were made using the Black-Scholes option pricing model with the following assumptions and resulted in the following weighted average fair value of options granted during the years ended December 31:

	2000	2001	2002
Risk-free interest rates	6%	4.5%	3.5%
Dividend yield	—	—	—
Volatility	0% - 85%	115%	100%
Expected term	7 years	7 years	7 years
Weighted average fair value of options granted during the period	$8.69	$4.30	$2.04

(q) Reclassifications

Certain amounts in the 2001 consolidated financial statements were reclassified to be consistent with the current year presentation.

(2) Acquisitions

Chi-Cor Information Management, Inc.

On November 16, 2000, the Company acquired in a merger transaction all of the outstanding capital stock of Chi-Cor Information Management, Inc. (“ChiCor”) for an initial purchase price of $13.5 million, which consisted of cash of $5.7 million, a portion of which was used to pay off a $754,000 outstanding bank loan, 239,621 shares of Company common stock with a fair value of $4.9 million, assumed liabilities of $2.5 million and transaction costs of $458,000. In addition, based upon achievement against certain quarterly revenue and income milestones through December 31, 2001, the ChiCor shareholders received additional consideration of $3.5 million, consisting of $2.3 million in cash and 117,781 shares of Company common stock with a fair value as measured at the respective quarter ends of $1.2 million. The $3.5 million in additional consideration was treated as additional purchase price and recorded as goodwill. The Company has consolidated the operations of ChiCor beginning on the date of acquisition. The Company retained an independent appraiser for the purpose of allocating the initial consideration of $13.5 million to the tangible and intangible assets acquired and liabilities assumed. The portion of the purchase price allocated to in-process research and development, totaling $2.4 million, was based on a risk-adjusted cash flow appraisal method and represents projects that had not yet reached technological feasibility and had no alternative future use. This portion of the purchase price was expensed upon consummation of the ChiCor acquisition.

Vintage Software, Inc.

On January 25, 2001, the Company acquired all of the outstanding capital stock of Vintage Software, Inc. (“Vintage”), a software company, which marketed a competing product to the Company’s CARS software suite of products to mid-market pharmaceutical companies. The aggregate purchase price of $1.1 million included $433,000 of cash, 34,096 shares of Company common stock with a fair value of $400,000, earnout fees paid of $200,000, and transaction costs of $98,000. The Company has consolidated the operations of Vintage beginning on the date of acquisition.

Intersoft International, Inc.

On March 2, 2001, the Company acquired all of the outstanding capital stock of Intersoft International, Inc. (“Intersoft”), a supplier of sales and marketing automation products for the foodservice broker industry. The initial purchase price of $3.2 million included $500,000 of cash, 115,732 shares of Company common stock with a fair value of $2.2 million, assumed liabilities of $411,000 and transaction costs of $99,000. In addition, based upon achievement against certain quarterly revenue and income milestones through March 31, 2002, the Intersoft shareholders received additional consideration of $83,000, consisting of 4,618 shares of Company common stock with a fair market value of $80,000 and $3,000 in cash. The $83,000 in additional consideration was treated as additional purchase price and recorded as goodwill. Effective March 31, 2002, no additional consideration can be earned by the Intersoft shareholders. The Company has consolidated the operations of Intersoft beginning on the date of acquisition.

In the quarter ended December 31, 2001, the Company wrote-down $895,000 of the carrying value of goodwill related to the Intersoft acquisition in accordance with SFAS No. 121. In the quarter ended December 31, 2002, the Company wrote off the remaining balances of goodwill and other acquired intangibles, $802,000 and $465,000, respectively, in accordance with SFAS No. 142 and 144. (See Note 10.)

BCL Vision Ltd.

On April 9, 2001, the Company acquired all of the outstanding capital stock of BCL Vision Ltd. (“BCL,” renamed I-many International Limited), a provider of collection and dispute management software and services based in London, United Kingdom. The purchase price of $12.2 million consisted of cash of $4.0 million, 685,084 shares of Company common stock with a fair value of $6.8 million, assumed liabilities of $870,000 and transaction costs of $500,000. The Company has consolidated the operations of BCL beginning on the date of acquisition. The Company retained an independent appraiser for the purpose of allocating the consideration of approximately $12.2 million to the tangible and intangible assets acquired. Based on this appraisal, $952,000 was allocated to tangible assets, $10.2 was allocated to goodwill and other intangible assets and $1.0 million was allocated to in-process research and development. The portion of the purchase price allocated to in-process research and development was determined based on a risk-adjusted cash flow appraisal method and represents projects that had not yet reached technological feasibility and had no alternative future use. This portion of the purchase price was expensed upon consummation of the BCL acquisition.

Provato, Inc.

On August 16, 2001, the Company acquired in a merger transaction all of the outstanding capital stock of Provato, Inc. (“Provato”). The purchase price of $16.8 million consisted of 1,975,739 shares of the Company’s common stock valued at $11.2 million, a fully-vested warrant to purchase 4,546 shares of the Company’s stock valued at approximately $25,000, the assumption of approximately $2.1 million of liabilities, $1.7 million in convertible notes issued by the Company to Provato during the two month period immediately preceding the merger, and transaction costs of $1.8 million, which included approximately $1.2 million of Provato’s merger-related costs. The Company has consolidated the operations of Provato beginning on the date of acquisition. The Company retained an independent appraiser for the purpose of allocating the merger consideration of $16.8 million to the tangible and intangible assets acquired. Based on this appraisal, $870,000 was allocated to tangible assets, $13.2 million was allocated to goodwill and other intangible assets and $2.7 million was allocated to in-process research and development. The portion of the purchase price allocated to in-process research and development was determined based on a risk-adjusted cash flow appraisal method and represents projects that had not yet reached technological feasibility and had no alternative future use. This portion of the purchase price was expensed upon consummation of the Provato acquisition.

In the quarter ended December 31, 2002, the Company wrote off the remaining balances of goodwill and other acquired intangibles, $6.5 million and $4.4 million, respectively, related to the Provato acquisition in accordance with SFAS Nos. 142 and 144 (see Note 10).

NetReturn, LLC

On March 12, 2002, the Company acquired substantially all the assets of NetReturn, LLC (“NetReturn”), a Connecticut limited liability company located in Fairfield, Connecticut, for an initial purchase price of $3.4 million. The primary asset acquired was NetReturn’s library of software applications and tools, which represented an extension to I-many’s contract compliance product offerings to the pharmaceutical industry. The initial consideration of approximately $3.4 million consisted of $500,000 of cash, 429,017 shares of the Company’s common stock with a fair value of $2.8 million and estimated transaction costs of $134,000. The value of the 429,017 common shares issued was determined based on an average closing market price of I-many’s common shares ending on the day immediately preceding the date (March 11, 2002) the terms of the acquisition were agreed to. The Company has consolidated the operating results of NetReturn beginning on the date of acquisition.

In addition, upon achievement of certain revenue milestones through March 11, 2003, the NetReturn shareholders were entitled to additional consideration of up to $2.0 million, payable in cash or common stock at the Company’s election. Based on the relevant cumulative revenue level realized as of March 11, 2003, the Company has recorded $1.0 million of additional consideration, which is included in accrued expenses and recorded as additional goodwill. Effective March 11, 2003, no additional consideration can be earned by the NetReturn shareholders.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition, excluding any additional earnout consideration (amounts in thousands):

Property and equipment	$ 13
Other assets	3
Intangible assets	2,250
Goodwill	1,154

Total assets acquired	3,420

Less deferred revenue	36

Net assets acquired	$3,384

The $2.3 million of acquired intangible assets represents the fair value of the technology acquired, which is being amortized over a four-year life. The entire value of acquired intangible assets and goodwill was assigned to the Life Sciences segment. The Company does not expect to deduct any portion of the goodwill for tax purposes.

Menerva Technologies, Inc.

On March 28, 2002, the Company acquired, in a merger transaction, all of the outstanding capital stock of Menerva Technologies, Inc. (“Menerva”), a Delaware corporation located in Redwood City, California, which markets buy-side contract software solutions, for a purchase price of up to $12.7 million. The Menerva acquisition provided the Company with buy-side contracting capability to expand I-many’s contract management offering. The initial consideration of approximately $9.7 million consisted of cash of $2.4 million, 982,191 shares of the Company’s common stock with a fair value of $6.0 million, the assumption of fully-vested stock options to purchase an aggregate of 25,743 shares of Company stock valued at approximately $143,000, assumed liabilities of $792,000 and estimated transaction costs of $410,000. The value of the 982,191 common shares issued was determined based on an average closing market price of I-many’s common shares ending on the day immediately preceding the date (March 26, 2002) the terms of the acquisition were agreed to. The Company has consolidated the operating results of Menerva beginning on the date of acquisition.

In addition, upon achievement of certain revenue milestones through March 31, 2003, the former Menerva shareholders are entitled to additional consideration of up to $3.0 million, payable in cash or common stock at the Company’s election. Since the likelihood of the revenue milestones being achieved is unlikely, no contingent consideration has been recorded in the accompanying consolidated financial statements.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition, excluding any additional earnout consideration (amounts in thousands):

Current assets	$ 102
Property and equipment	144
Other assets	34
Intangible assets	2,500
In-process research and development	1,000
Goodwill	5,951

Total assets acquired	9,731
Less current liabilities	792

Net assets acquired	$8,939

The $2.5 million of acquired intangible assets represents the fair value of the technology acquired, which is being amortized over a four-year life. The value of acquired intangible assets and goodwill was not assigned to any particular segment since the extent to which each segment will benefit from the technology is not readily determinable. The Company does not expect to deduct any portion of the goodwill for tax purposes.

The portion of the purchase price allocated to in-process research and development, totaling $1.0 million, was expensed upon consummation of the Menerva acquisition. This allocation was attributable to one in-process research and development project, which consisted of the development of significant new features and functionality to an existing software product. Menerva had achieved significant technological milestones on the project as of the acquisition date, but the project had not reached technological feasibility.

The value of the purchased in-process research and development was computed using a discount rate of 30% on the projected incremental revenue stream of the product enhancements, net of anticipated costs and expenses. The 30% discount rate was derived based on the Company’s estimated weighted average cost of capital as adjusted to reflect the additional risk inherent in product development. The discounted cash flows were based on management’s forecast of future revenue, costs of revenue and operating expenses related to the products and technologies purchased from Menerva. The determined value was then adjusted to reflect only the value creation efforts of Menerva prior to the close of the acquisition. At the time of the acquisition, the project was approximately 60% complete. The Company invested an additional $350,000 in the project following acquisition. The project’s development progressed, in all material respects, consistently with the assumptions that the Company had used for estimating its fair value. The project was subsequently completed in May 2002.

Pro Forma Information

The following unaudited pro forma information summarizes the effect of each of the aforementioned acquisitions, excluding ChiCor, as if the acquisitions had occurred as of January 1, 2001. Pro forma revenues for 2001 include approximately $1.3 million of work-for-hire consulting services performed by an acquired company that were discontinued at the time of the acquisition. This pro forma information is presented for informational purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on January 1, 2001, nor is it necessarily indicative of future results of operations of the combined enterprises. Pro forma results are in thousands of dollars, except per share data:

	Year Ended December 31,
	2001	2002
	(Unaudited)
Pro forma revenues	$60,691	$54,905
Pro forma net loss	$(39,511)	$(28,140)
Pro forma net loss per share	$(1.04)	$(0.70)

(3) Details of Financial Statement Components

Property and Equipment, net

The cost and accumulated depreciation of property and equipment consist of the following at December 31:

	2001	2002
	(Amounts in thousands)
Computer software	$2,405	$2,572
Computer hardware	4,874	5,563
Furniture and equipment	1,934	2,110
Leasehold improvements	328	385

	9,541	10,630
Less—accumulated depreciation and amortization	4,832	7,192

Total property and equipment, net	$4,709	$3,438

Depreciation expense, excluding amortization of the Company’s internet portal which was abandoned in 2001 (see Note 11), was approximately $2.4 million, $2.2 million and $1.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Goodwill and Other Acquired Intangible Assets, Net

The gross carrying value and accumulated amortization of goodwill and other acquired intangible assets consist of the following:

	December 31, 2001		December 31, 2002
(Amounts in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	$26,329	$4,627	$27,492	$4,194
Acquired technology	13,920	2,067	9,703	3,381
Other acquired intangibles	1,700	441	1,200	694

Totals	41,949	$7,135	38,395	$8,269

Amortization expense for acquired technology and other acquired intangible assets was approximately $5.0 million, $2.4 million, and $119,000 for the years ended December 31, 2002, 2001, and 2000, respectively. Goodwill was not amortized during 2002 in accordance with SFAS No. 142. Amortization expense for goodwill totaled $4.4 million and $216,000 for the years ended December 31, 2001 and 2000, respectively.

Acquired technology and other acquired intangible assets are being amortized over a four-year life. Projected future annual amortization is as follows for the years ended December 31 (in thousands):

2003	$2,651
2004	2,550
2005	1,330
2006	297

Accrued Expenses

Accrued expenses consist of the following at December 31:

	2001	2002
	(Amounts in thousands)
Accrued payroll and benefits	$3,667	$4,442
Accrued commissions	819	1,176
Earnout consideration	712	1,000
Accrued other	703	620
Accrued lease loss costs	556	664
Accrued consulting and professional fees	542	600

Total accrued expenses	$6,999	$8,502

(4) Strategic Relationship Agreements

The Procter & Gamble Company

In May 2000, the Company entered into a Strategic Relationship Agreement (the “P&G Agreement”) with The Procter & Gamble Company (P&G), pursuant to which P&G designated the Company as its exclusive provider of purchase contract management software for its commercial products group for a period of at least three years. In addition, P&G has agreed to provide the Company with certain strategic marketing and business development services over the term of the P&G Agreement. P&G also entered into an agreement to license certain software and technology from the Company.

As consideration for entering into the P&G Agreement, the Company granted to P&G a fully exercisable warrant to purchase 875,000 shares of common stock (see Note 5(f)). In addition, the Company had agreed to pay P&G a royalty of up to 10% of the revenue generated from the commercial products market, as defined. As of December 31, 2002, no such royalties had been earned or paid. In February 2003, the P&G Agreement was amended to delete the royalty provision, in exchange for which the Company granted to P&G a fully exercisable warrant to purchase 1,000,000 shares of the Company’s common stock (see Note 5(f)).

Accenture

In April 2001, the Company entered into a Marketing Alliance Agreement (the “Accenture Agreement”) with Accenture LLP, pursuant to which Accenture designated the Company as its preferred provider of automated contract management solutions for a period of at least three years. In addition, Accenture agreed to provide the Company with certain strategic marketing and business development services at no charge over the term of the Accenture Agreement.

As consideration for entering into the Accenture Agreement, the Company has designated Accenture as its preferred business integration provider for the Company’s CARS suite of products. In addition, the Company granted to Accenture a fully exercisable warrant to purchase 124,856 shares of the Company’s common stock (see Note 5(f)).

(5) Stockholders’ Equity

(a) Authorized Capital

In March 1998, the Company effected a 25-for-1 stock split. In March 2000, the Company approved a 2.5-for-1 stock split, which was effected as a stock dividend on July 11, 2000. All share and per share amounts in the accompanying consolidated financial statements and notes have been retroactively adjusted in all periods presented to reflect these stock splits. In March 2000, the Board voted to amend the Company’s authorized capital stock to include 105,000,000 shares of capital stock, of which 100,000,000 shares are designated as common stock, $0.0001 par value per share, and 5,000,000 shares were designated for preferred stock, $0.01 par value per share. At December 31, 2001 and 2002, the Company had reserved 13,257,239 and 12,741,673, respectively, shares of common stock for issuance upon the exercise of stock options and warrants.

(b) Private Placement

On February 20, 2002, the Company completed a private placement of its common stock and preferred stock, issuing 1,100,413 shares of its common stock and the warrants described below at a total price of $7.27 per common share and 1,700 shares of redeemable convertible preferred stock at a purchase price of $10,000 per share. The Company received proceeds of approximately $7.4 million, net of commissions and other fees, from the sale of the common stock and warrants. Proceeds of $17.0 million related to the issuance of preferred stock were held in escrow pending conversion or redemption of the shares of preferred stock, and the proceeds were recorded as restricted cash. On July 2, 2002, the Company redeemed at its election all 1,700 outstanding shares of the redeemable convertible preferred stock at a price equal to the original $17.0 million purchase price, plus accrued interest.

The warrants issued by the Company to the common stock investors consisted of a warrant exercisable for 180 days after the closing to purchase up to an additional 165,062 shares at an exercise price of $7.27 per share (which has since expired) and a seven-year warrant to purchase up to an additional 165,062 shares at an exercise price of $7.50 per share.

(c) Rescission of Stock Grant

On February 1, 2002, the Company granted 100,000 shares of its unrestricted common stock to its chief executive officer, Mr. Powell, as a bonus pursuant to the terms of his amended employment agreement. In December 2002, the Company and Mr. Powell agreed to rescind this grant.

(d) Stock Incentive Plans

In March 2000, the Company adopted the 2000 Non-Employee Director Stock Option Plan, which provides for the grant of up to 562,500 shares of common stock in the form of nonqualified stock options to directors who are not employees. Each non-employee director is granted an option to purchase 62,500 shares of common stock upon initial election or appointment to the board. In addition, each non-employee director receives an option to purchase 25,000 shares of common stock on the date of each annual meeting of stockholders.

In April 2001, the Company adopted the 2001 Employee Stock Option Plan, which provides for the grant of up to 1,000,000 shares of common stock in the form of nonqualified stock options. All of the Company’s officers, employees, directors, consultants and advisors are eligible to receive awards under the 2001 Employee Stock Option Plan, with not more than 25,000 shares to be issued in the aggregate to officers or directors of the Company.

In June 2001, the Company adopted the 2001 Stock Incentive Plan, which provides for the grant of up to 5,000,000 shares of common stock in the form of incentive stock options, nonqualified stock options, restricted stock awards and other stock-based awards. In addition, if any previous award under the 2001 Stock Incentive Plan or other option plans of the Company expires or is terminated, surrendered or cancelled without having been fully exercised, the unissued shares covered by any such award shall be available for grant under the 2001 Stock Incentive Plan. All of the Company’s officers, employees, directors, consultants and advisors are eligible to receive awards under the 2001 Stock Incentive Plan.

Options terminate 10 years after grant and vest over periods set by the Board of Directors at the time of grant. These vesting periods have generally been for four years, on a ratable basis.

The following table summarizes total common shares available for future option grants at December 31, 2002:

2000 Non-Employee Director Stock Option Plan	387,500
2001 Employee Stock Option Plan	588,068
2001 Stock Incentive Plan	1,612,965

Total available for future grant	2,588,533

The following table summarizes stock option activity under all of the Company’s stock incentive plans:

	Number of Shares	Range of Exercise Prices	Weighted Average Exercise Price
Balance, January 1, 2000	5,555,863	$0.016 – 3.800	$1.712
Granted	1,886,777	4.200 – 18.500	12.453
Exercised	(1,821,192)	0.016 – 3.000	0.249
Canceled	(336,464)	1.200 – 11.750	5.548

Balance, December 31, 2000	5,284,984	0.016 – 18.500	5.731
Granted	6,291,854	1.960 – 14.250	5.789
Exercised	(1,206,991)	0.016 – 14.000	2.549
Canceled	(1,660,505)	1.200 – 18.500	7.450

Balance, December 31, 2001	8,709,342	0.016 – 18.500	5.841
Granted	2,865,171	1.080 – 8.890	3.469
Exercised	(483,868)	1.016 – 6.000	3.415
Canceled	(2,112,985)	1.100 – 18.500	7.601

Balance, December 31, 2002	8,977,660	$0.016 – 18.500	$4.800

Exercisable, December 31, 2000	977,661	$0.016 – 15.250	$3.215

Exercisable, December 31, 2001	1,380,730	$0.016 – 18.500	$6.692

Exercisable, December 31, 2002	2,676,675	$0.016 – 18.500	$5.827

Weighted average price and life information about significant option groups outstanding and exercisable as of December 31, 2002 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (years)	Number of Options Exercisable	Weighted Average Exercise Price Per Share
$0.016 – $1.200	1,320,172	$1.111	9.17	104,303	$1.168
1.516 – 2.500	2,737,395	1.967	8.75	699,708	1.924
2.790 – 3.800	1,328,163	3.053	6.82	834,580	3.060
4.200 – 6.450	1,528,565	4.906	8.70	231,489	4.839
7.180 – 11.750	1,061,434	9.801	8.28	316,307	10.622
13.375 – 18.500	1,001,931	14.257	8.01	490,288	14.473

	8,977,660	$4.800	8.38	2,676,675	$5.827

(e) Employee Stock Purchase Plan

In March 2000, the Company adopted the 2000 Employee Stock Purchase Plan. The 2000 Employee Stock Purchase Plan authorizes the issuance of up to 1,250,000 shares of common stock to participating employees at 85% of the closing price of the common stock on the first day or last day of each offering period, whichever is lower. The following table summarizes the number of shares and per share exercise prices for grants since the Plan’s inception:

	Number of Shares	Exercise Price
December 2000	4,254	$9.669
June 2001	9,177	11.794
December 2001	12,709	6.885
June 2002	18,479	3.672
December 2002	29,901	2.440

(f) Warrants

At December 31, 2001 and 2002, the Company had warrants outstanding at exercise prices ranging from $7.50 to $13.20, as described below.

In May 2000, the Company granted to P&G a fully exercisable warrant to purchase 875,000 shares of common stock as consideration for entering into a strategic relationship

28

agreement (the P&G Agreement), as more fully described in Note 4. The warrant, which was exercisable for a period of two years at an exercise price of $9.00 per share, was converted into 561,960 shares of common stock via a cashless exercise during 2000.

Using the Black-Scholes option pricing model and based upon an exercise price of $9.00 per share and a volatility factor of 85%, the Company calculated the fair value of the fully exercisable warrant to purchase 875,000 shares of common stock as approximately $3.8 million. In accordance with EITF Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” this amount was recorded by the Company in the second quarter of 2000 as, first, a $1.2 million reduction of the revenue derived from the license agreement with P&G, and, second, a component of sales and marketing expense for $2.6 million.

In April 2001, the Company granted to Accenture a fully exercisable warrant to purchase 124,856 shares of the Company’s common stock. The warrant is exercisable for a period of three years at an exercise price of $9.725 per share. In addition, the Company has agreed to grant Accenture additional future warrants, each with a value equal to 10% of any revenues generated from certain future software licenses to Accenture’s clients and prospects. To date, no such warrants have been earned or paid.

Using the Black-Scholes option pricing model and based upon an exercise price of $9.725 per share and a volatility factor of 104.6%, the Company calculated the fair value of the fully exercisable warrant to purchase 124,856 shares of common stock as $800,000. In accordance with EITF Issue No. 96-18, this amount was recorded by the Company in the second quarter of 2001 as a component of sales and marketing expense. The Company will calculate and record the fair value of the warrants to purchase additional shares of common stock as revenues from certain future software licenses to Accenture’s clients and prospects are generated as set forth in the Agreement.

In August 2001, the Company acquired in a merger transaction all of the outstanding capital stock of Provato, Inc. As part of this transaction, the purchase price included a warrant to purchase 4,546 shares of the Company’s stock at an exercise price of $13.20. This warrant was valued at approximately $25,000 using the Black-Scholes option pricing model.

In February 2003, the Company granted to P&G a fully exercisable warrant to purchase 1,000,000 shares of the Company’s common stock. The warrant is exercisable for a period of three years at an exercise price of $1.20 per share. Using the Black-Scholes option pricing model and based upon an exercise price of $1.20 per share, a current stock market value of $1.11 per share and a volatility factor of 125%, the Company calculated the fair value of the fully exercisable warrant to purchase 1,000,000 shares of common stock as $795,000. In accordance with EITF Issue No. 96-18, this amount will be recorded by the Company in the first quarter of 2003 as a component of sales and marketing expense.

(6) Income Taxes

There was no provision for income taxes recorded or income taxes paid in the years ended December 31, 2000, 2001 and 2002. At December 31, 2002, the Company had approximately $86 million of U.S. federal net operating loss carryforwards and research and development carryforwards of $3.1 million. The federal net operating loss carryforwards expire in the years 2008 through 2022 and are subject to certain annual limitations. The federal research and development carryforwards expire in the years 2006 through 2022. The Company had estimated state net operating loss carryforwards at December 31, 2002 of $62.5 million. Due to the uncertainty surrounding the Company’s ability to realize these NOL’s, tax credits and its other deferred tax assets, a full valuation allowance has been placed against the otherwise recognizable net deferred tax asset.

The approximate income tax effect of each type of temporary difference and carryforward is as follows:

	December 31,
(Amounts in thousands)	2001	2002
Federal net operating loss carryforwards	$14,569	$29,160
State net operating loss carryforwards	—	3,125
Research and development tax credits	—	3,106
Cash to accrual adjustments	200	—
Allowance for doubtful accounts	—	390
Capitalized software development costs	(1,591)	—
Nondeductible amortization of purchased intangibles	(1,400)	—
Other	271	1,341
Less—Valuation allowance for deferred tax asset	(12,049)	(37,122)

Net deferred tax asset	$—	$—

A reconciliation of the U.S. federal statutory rate of 34.0% to the effective rate is as follows:

	Years Ended December 31,
	2000	2001	2002
Federal statutory rate	(34.0)%	(34.0)%	(34.0)%
Research and development tax credits	—	—	(2.6)
State taxes, net of federal benefit	(6.1)	(2.2)	0.1
Amortization of goodwill and intangibles	0.6	11.1	5.5
In-process research and development	4.0	6.2	1.2
Impairment of intangibles	—	—	15.2
Other	(0.1)	4.8	0.3
Valuation allowance for deferred tax asset	35.6	14.1	14.3

Provision (benefit) for income taxes	$—	$—	$—

The increase in the valuation allowance during 2002 results principally from additional deferred tax assets arising from the Company’s 2002 net loss, approximately $3.7 million, and additional deferred tax assets associated with changes in the Company’s estimates of net operating loss and tax credit carryforwards. Under the terms of certain of the Company’s merger agreements, the Company has agreed to not take any action that could violate the tax free merger status of these mergers. In the event that tax authorities determine that a merger no longer qualifies as a tax-free exchange, the Company may be required to reimburse the selling party to the merger for any additional taxes that may be imposed on the selling party. In such a circumstance, the Company would receive additional tax basis in the assets acquired in the merger.

(7) Commitments and Contingencies

The Company leases its facilities and certain equipment under operating lease agreements and certain of its equipment under noncancelable capital and operating lease agreements through 2011. Future minimum lease commitments under all noncancelable leases at December 31, 2002 are approximately as follows:

	Operating Leases	Capital Leases
	(Amounts in thousands)
Year ending December 31,
2003	$2,302	$479
2004	1,379	388
2005	1,080	—
2006	1,091	—
2007	1,069	—
Thereafter	3,127	—

Total minimum lease payments	10,048	867

Less—Amount representing interest		59

Present value of minimum lease payments		808
Less—Current portion of capital lease obligations		433

Capital lease obligations, net of current portion		$375

Included in property and equipment are assets pursuant to capital lease arrangements as follows at December 31:

	2001	2002
	(Amounts in thousands)
Property and Equipment:
Computer software	$1	$153
Computer hardware	30	517
Furniture and equipment	273	323
Leasehold improvements	—	49

	304	1,042
Less—Accumulated depreciation and amortization	81	274

	$223	$768

Total rent expense was approximately $1.8 million, $1.4 million and $829,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

The Company is often involved in contractual disputes, litigation and potential claims arising in the ordinary course of business. The Company does not believe that the resolution of these matters will have a material adverse effect on the Company’s financial position or results of operations. The Company is not a party to any material pending legal proceedings.

(8) Segment Disclosure

On January 1, 2003, the Company realigned its business segments from Life Sciences, Consumer Packaged Goods & Food Services and Other to Life Sciences (renamed Health and Life Sciences) and Other Industries. These new segments are consistent with how management establishes strategic goals, allocates resources and evaluates performance. The accompanying consolidated financial statements of the Company have been amended to reflect the new segments.

The Company measures operating results as two reportable segments, each of which provide multiple products and services that allow manufacturers, purchasers and intermediaries to manage their complex contracts for the purchase and sale of goods. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company’s reportable segments are strategic business units that market to separate and distinct industry groups: (i) health and life sciences, which includes pharmaceutical manufacturers, and (ii)

all other industries. The following tables reflect the results of the segments consistent with the Company’s management system. All amounts are in thousands of dollars.

For the year ended December 31, 2002:	Health and Life Science	Other Industries	Segment Totals
	(Amounts in thousands)
Revenues	$37,483	$17,263	$54,746
Depreciation and amortization	2,808	1,908	4,716
Segment loss	(6,429)	(6,093)	(12,522)
Segment assets	55,455	21,127	76,582
Expenditures for segment assets	875	58	933
For the year ended December 31, 2001:
Revenues	$46,499	$11,269	$57,768
Depreciation and amortization	4,150	6,631	10,781
Segment loss	(8,587)	(12,620)	(21,207)
Segment assets	53,754	37,384	91,138
Expenditures for segment assets	1,585	237	1,822
For the year ended December 31, 2000:
Revenues	$36,430	$1,900	$38,330
Depreciation and amortization	4,052	334	4,386
Segment loss	(21,147)	(3,028)	(24,175)
Expenditures for segment assets	8,379	—	8,379

Reconciliations to I-many consolidated amounts as reported (amounts in thousands) for the year ended December 31, 2002:

Depreciation and amortization:
Total reportable segments	$4,716
Unallocated amortization of acquired intangible assets	2,735

Total I-many depreciation and amortization	$7,451

Net loss:
Total reportable segments	$(12,522)
Unallocated impairment of goodwill and acquired Intangible assets	(12,036)
Unallocated amortization of acquired intangible assets	(2,735)

Total I-many consolidated net loss	$(27,293)

Assets:
Total reportable segments	$76,582
Unallocated purchase intangibles	7,982

Total I-many consolodated assets	$84,564

Intersegment revenues, interest revenue, interest expense, other significant noncash items, equity in the net income of investees accounted for by the equity method, income tax expense or benefit, unusual items and extraordinary items that are attributable to the segments do not have a significant effect on the financial results of the segments.

Geographic Information:	Revenue*			Long-lived Assets
	2000	2001	2002	2000	2001	2002
United States	99%	98%	94%	$19,764	$32,514	$26,021
United Kingdom	**	**	6%	—	8,505	7,835
Other	**	**	**	—	—	—

Total	100%	100%	100%	$19,764	$41,019	$33,856

*	Revenues are attributed to countries based on location of customer.

**	Revenues were less than 1%.

(9) Valuation and Qualifying Accounts

A rollforward of the Company’s allowance for doubtful accounts is as follows:

(Amounts in thousands)
Balance at January 1, 2000	$850
Provisions	50
Write-offs	(134)

Balance at December 31, 2000	766
Provisions	100
Write-offs	(35)

Balance at December 31, 2001	831
Provisions	970
Write-offs	(410)

Balance at December 31, 2002	$1,391

(10) Impairment of Goodwill and Other Purchased Intangibles

During the fourth quarter of 2002, the Company determined that an interim test for impairment to the Company’s goodwill and other acquired intangible assets was necessary as a result of the continuing negative business climate for software companies. Further, as a result of the Company’s efforts to align its strategies to the expected software marketplace, the Company determined that certain long-lived assets would not be employed to generate future cash flow. As a result of its assessment, the Company recorded impairment charges of $10.9 million, $1.3 million and $1.1 million, respectively, associated with its acquisitions of Provato and Intersoft and its November 2001 technology purchase from Ozro, Inc. (“Ozro”). The impairment charge related to Intersoft was recorded in the Other Industries reportable segment. The impairment charges related to Provato and Ozro were not included in a reportable segment (see Note 8).

In the cases of Provato and Ozro, the values of goodwill and other intangibles were fully written off based upon the Company’s determination that it was no longer likely to use the technologies it acquired, and consequently, the fair value of these assets became nominal. With respect to Intersoft, the Company determined that the fair value of the Intersoft operation was negatively impacted by the operation’s continued inability to generate positive cashflows. Accordingly, the full remaining value of Intersoft’s goodwill and other purchased intangibles was written off.

During the fourth quarter of 2001, the Company recorded an impairment charge of $895,000 related to the carrying value of Intersoft’s goodwill.

(11) Restructuring and Other Charges

In the quarter ended September 30, 2002, the Company recorded as an other charge $780,000 representing the write-off of the entire net carrying value of its investment in Tibersoft Corporation, a privately-held technology company. The write-off was predicated on the Company’s determination that the likelihood of Tibersoft’s ability to raise equity financing, if at all, with terms that would not significantly dilute the Company’s liquidation preference in Tibersoft’s assets was unlikely.

In the quarter ended September 30, 2001, the Company recorded a $3.0 million charge in connection with a restructuring of the Company’s operations and the abandonment of its proprietary internet portal. Included in the $3.0 million charge was $2.4 million, which was the net carrying value of the Company’s internet portal, $540,000 in severance costs, and $108,000 in facility lease costs. In abandoning its internet portal, the Company had ceased all support of the portal site, discontinued all related development, and eliminated or reassigned all personnel previously assigned to the project. The balance of the severance and related charges were incurred in association with the Company’s decision to restructure certain of its operations in order to improve workforce efficiencies.

In the quarter ended December 31, 2001, the Company recorded $813,000 in charges in connection with the closing of its Oakland, California. Included in the $813,000 charge was $368,000 in severance costs and $445,000 in facility lease and related costs.

As of December 31, 2002, there are no remaining balances accrued with respect to the 2001 restructuring charges.

A roll forward of the Company’s accrued liability for restructuring charges is as follows:

(Amounts in thousands)	Severance Costs	Facility Lease & Related Costs	Total
Balance at January 1, 2001	$—	$—	$—
Restructuring provisions in 2001	908	553	1,461
Payments in 2001	(651)	(39)	(690)

Balance at December 31, 2001	257	514	771
Payments in 2002	(257)	(514)	(771)

Balance at December 31, 2002	$—	$—	$—

(12) Subsequent Events

(a)	Headcount Reductions and Chicago Office Closing

In the first two months of 2003, the Company has taken actions to reduce its operating expenses in order to better align its cost structure with projected revenues. These actions include selective headcount reductions and the closing of its Chicago, Illinois office. Between December 31, 2002 and March 10, 2003, the Company’s total headcount was reduced from 358 to 316 employees. With respect to its decision to close its Chicago office, the Company will determine the fair value of the remaining liability (net of estimated sublease rentals) on its Chicago office lease at the cease-use date, which is expected to occur in late March 2003. The Company expects to incur an initial charge of approximately $1.3 million related to the Chicago office closing.

(b)	P&G Agreement

On February 13, 2003, the P&G Agreement (see Note 4) was amended to delete a royalty provision, in exchange for which the Company granted to P&G a fully exercisable warrant to purchase 1,000,000 shares of the Company’s common stock, as more fully described in Note 5(f). The Company will record the calculated fair value of the warrant ($795,000) in the first quarter of 2003 as a component of sales and marketing expense.